UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2012

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 5, 2012, Shionogi & Co., Ltd (“Shionogi”) filed a complaint against InterMune, Inc. (“InterMune”) in the United States District Court for the Northern District of California. Shionogi’s complaint alleges principally that InterMune breached an agreement between InterMune and Shionogi governing the exchange and use of certain documents and information relating to the parties’ respective clinical trials of pirfenidone. The complaint alleges that InterMune breached the agreement by utilizing certain of Shionogi’s information in its Marketing Authorization Application for pirfenidone with the European Medicines Agency (“EMA”) and then failing to pay royalties to Shionogi for all sales of pirfenidone (Esbriet®) in the European Union. In the alternative, the complaint alleges that, if InterMune did not use Shionogi’s information in a way that would trigger a royalty obligation under the agreement, InterMune had an obligation to do so as an exclusive licensee.

The collaboration agreement establishes a royalty structure on net sales of pirfenidone by InterMune payable to Shionogi on a territory-by-territory basis, in certain circumstances, equal to 6% of net sales for the first and second calendar year following commercialization, 8% of net sales for the third and fourth calendar year following commercialization and 10% of net sales for each subsequent calendar year thereafter. As previously reported, Esbriet® sales in the European Union were $2.778 million for the year ended December 31, 2011 and $4.880 million for the three months ended March 31, 2012. The term of the royalty obligation is on a territory-by-territory basis and expires upon the expiration of the market exclusivity period that may be granted by the relevant governmental authority that has the jurisdiction to grant marketing approval for Esbriet® in that certain geographical territory. In the European Union, the term of the royalty obligation, if any, would expire ten years from approval of the Marketing Authorization Application by the EMA.

Shionogi is seeking, among other things, unspecified monetary damages and a declaration that InterMune is obligated to pay royalties to Shionogi for all sales of pirfenidone (Esbriet®) in the European Union. InterMune strongly disagrees with Shionogi’s claims and intends to defend its position vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2012	INTERMUNE, INC.

	By:	/s/ John C. Hodgman
John C. Hodgman
Senior Vice President of Finance Administration and Chief Financial Officer